Form N-SAR Exhibit
File # 811-52597814
Global Income Fund


Item 77D.  Policies with respect to security investments

	 The Fund's board amended the investment
policies to reflect the following revisions. All of these changes are disclosed in the Fund's current prospectus dated March 1, 1998.

? Permit investments in loan participations and assignments

? The Fund's investment policies were amended to permit investment in a wider variety of the money market instruments.

? Previously, Global Income Fund had a policy of investing at least 65% of its total assets in high quality debt securities of issuers in at least three of a list of certain countries. This was changed to permit the 65% to consist of both such securities and receivables from the sale of such securities.

? The Fund's investment policies were amended to increase its ability to invest in U.S. and foreign mortgage-backed securities.

? The Fund's investment policies were amended so that the investment of cash collateral from securities lending in money market instruments is excluded from a percentage restriction that would otherwise apply.
?